Exhibit 99.1

Outlook

Investment Bank • Markets revenue will be down 30% +/- based on current run-rate from 2Q11 • IB fees could be $1B +/- Asset Management • Lower revenue driven by market levels

Corporate / Private Equity

•      Private Equity

•      Based on the current market environment, will report a modest loss in Private Equity

•      Corporate

•      We will likely recognize additional litigation expense this quarter

•      Corporate net income, excluding these items, will report a small loss this quarter

This presentation contains forward looking statements, which are based on management’s current expectations and are subject to significant risks and uncertainties. Actual results may differ. For further information about these matters, please refer to the Firm’s filings with the SEC.